Letter to Shareholders 2Q22 The Gooden Family St. Augustine, Florida Exhibit 99.2

Dear Shareholders, At Opendoor, we are building a digital experience that enables consumers to buy, sell, and move at the tap of a button. Against a backdrop of heightened uncertainty in the current macro environment, this mission matters more than ever. In Q2, we were proud of how we served our customers and of our financial results. We helped over 14,000 sellers move with peace of mind and delivered revenue of $4.2 billion, growing over 250% year-over-year, with gross profit of $486 million and record Contribution Profit of $422 million. In pursuit of our mission, we continue to make strides towards serving home sellers nationwide and building a digital home buying experience. For home sellers, we expanded our footprint by six new markets, surpassing a milestone of over 50 markets in total. We have also entered into a multi-year exclusive partnership with Zillow so that home sellers on the Zillow platform can request an offer directly from Opendoor, combining two category leaders to transform how people start their move. For home buyers, we launched our financing app, which provides mortgage pre-approval in as little as 60-seconds and is being seamlessly integrated with the rest of our product suite. Most recently, we announced Opendoor Exclusives, an exclusive marketplace for our homes. A recent customer described Exclusives as, “I felt like I was shopping for a home on Amazon. The process was seamless and uncomplicated.” To that end, we have built a new e-commerce-like experience enabling home buyers to buy directly from Opendoor with simplicity, certainty, and speed. We are pleased with these results, and our long-term vision remains clear. As we look ahead, current volatility in the housing market is requiring a highly dynamic and rigorous approach to managing risk and overall inventory health. As most are aware, the housing market has moved rapidly in response to the Fed's aggressive rate hikes in an effort to curb inflation. This resulted in a steep increase in mortgage rates, which in turn catalyzed a slowdown in the rate of home transactions and lower levels of home price appreciation from all-time highs early in the year. To navigate this market movement, our game plan is to move quickly and with discipline. First, starting in May, we substantially increased our spreads to incorporate the market shifts and to position future resale cohorts to meet or exceed our margin expectations. Second, we are prioritizing inventory health by reducing the price of our existing inventory in line with the market. While we expect to realize 2 A Note from Eric Our Mission Powering life’s progress, one move at a time sequentially lower contribution margins in the second half of the year, these actions will enable strong financial performance beyond this period of market transition. And, for the homes we are acquiring today, we expect those to perform well and in line with expectations. We will continue to leverage what we have built over the past eight years – our responsive pricing and operations platform, our low cost structure, and our strong balance sheet and capital position – all of which gives us the flexibility to operate from a position of strength. Importantly, we will be balancing short-term risk management with long-term transformative initiatives such as Opendoor Exclusives. With our superior customer experience, platform capabilities, and operational excellence, we know this is an opportunity to strengthen our position and solidify our leadership as the category winner. Eric Wu, Co-Founder & CEO 3 A Note from Eric Our Mission Powering life’s progress, one move at a time

2Q22 ● Revenue of $4.2 billion, up 254% versus 2Q21; with 10,482 total homes sold, up 201% versus 2Q21 ● Gross profit of $486 million, versus $159 million in 2Q21, up 206% versus prior year; gross margin of 11.6%, versus 13.4% in 2Q21 ● Net loss of ($54) million, versus ($144) million in 2Q21 ● Adjusted Net Income of $122 million, versus $3 million in 2Q21 ● Contribution Profit of $422 million, versus $128 million in 2Q21; Contribution Margin of 10.1%, versus 10.8% in 2Q21 ● Adjusted EBITDA of $218 million, versus $25 million in 2Q21; Adjusted EBITDA Margin of 5.2%, versus 2.2% in 2Q21 ● Inventory balance of 17,013 homes, representing $6.6 billion in value, up 143% versus 2Q21 ● Purchased 14,135 homes, up 66% versus 2Q21 ● Launched New York and New Jersey, Detroit, Southwest Florida, Boston, Albuquerque, and Cincinnati; bringing us to 51 markets at the end of 2Q22 Key Highlights 4

5 Julie Damavandi Las Vegas, Nevada After 41 years in her home in Las Vegas, Julie Damavandi was ready for a fresh start. She had raised her children there, mostly as a single parent, as it was where she had lived after her husband passed away. Despite years of happy memories, there were corners of the house that reminded her of more challenging times. Julie’s lifelong dream was to own a brand new home, so she set her sights on a new-build community in Henderson, NV, away from the hustle and bustle of the city. She quickly found a home with her ideal floor plan, including two key items on her wish list: a large kitchen with an island and an oversized soaking tub. Julie completely fell in love with every detail of the house, but was then faced with the daunting task of selling her current house. At the recommendation of a salesperson in the new-build community, Julie reached out to Opendoor. Within three days of requesting an offer, Julie was under contract to sell her home to Opendoor. She was in awe of the simplicity of the process and the ability to select her own closing date. Selling to Opendoor also meant that she didn’t have to deal with the typical stressors associated with the traditional way of selling a home, like scheduling open houses, making repairs, and paying for an appraisal. In less than 30 days, she had the proceeds from her home sale in her bank account, and she was finally empowered with the freedom to move. At home in Henderson, with the glow of the city lights in the distance, Julie found a quiet solace and a new sense of peace after leaving the emotional baggage of her previous home behind her. In her words, “Opendoor made it possible for me to unload all of that burden and be able to look forward and to feel the freedom that I needed to go into a new house.” Opendoor made this whole fresh start possible. There's no doubt in my mind that without Opendoor, this very well may not have happened. - Julie Damavandi

Business Highlights

HOMEOWNERS AND SELLERS

In a rapidly changing market, more sellers are seeking an Opendoor offer than ever. We further deepened our market penetration with total registered address entry coverage up 50% versus last year, giving us a broader pool of prospective customers to re-engage and convert in future quarters. Offer requests also reached another record high, up 69% compared to the prior year. More importantly, we will be accelerating our future seller growth with an exclusive partnership with Zillow, which will empower the millions of homeowners who visit Zillow with the ability to receive an Opendoor offer. It is rare that two leading innovators come together and align on a vision that can fundamentally change how people start their move.

In addition to record offers, we are seeing conversion exceed our expectations at our current spreads. While we have increased spreads significantly to incorporate the rapidly shifting market conditions, we are demonstrating that conversion is stickier than previously expected. In addition to the convenience we offer sellers — the ability to skip showings and repairs, and to close faster — the certainty we provide is much desired and needed in this moment.

BUYERS AND SERVICES

We have been building an end-to-end home buying experience on par with the e-commerce experiences that consumers have come to expect.

In June, we went live with our financing app, which gives customers the ability to obtain a pre-approval in as little as 60 seconds and integrates home financing seamlessly with the rest of Opendoor's services. While just launched in California, we are seeing a high level of engagement in the app, with leading indicators suggesting that this will become our highest attaching state within months of launch. We are planning to launch this app in additional markets over the course of 2022.

We are also thrilled to have launched Opendoor Exclusives, a first-of-its-kind marketplace that enables homebuyers to purchase our homes via an e-commerce checkout experience. Customers can purchase homes directly from Opendoor, with a buy-it-now price, eliminating stressful negotiations, weeks of uncertainty, and multiple

Address Entry Coverage Growth YoY

50%

Total Offer Request Growth YoY

69%

Opendoor Financing App


Homes Brokerage
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6

Business Highlights

counterparties. Importantly, this experience is a win-win, providing homebuyers more control, greater peace of mind, and a better experience while eliminating the need for a broker. We have already seen tremendous momentum and positive feedback in our first pilot market of Austin with an NPS north of 75. We know that being vertically integrated gives us control of the consumer experience in differentiated ways, and we are excited to see consumers embrace this new experience. Finally, this initiative represents an important step towards our long-term vision of building a two-sided marketplace with Opendoor homes and services at the center of the transaction.

MARKET EXPANSION AND SCALABILITY

Serving every homeseller and homebuyer in the US remains one of our long-term goals. We surpassed the milestone of 50 markets in Q2 with the addition of six new markets, including New York, New Jersey, Boston, and Detroit, giving us the ability to underwrite nearly 30% of single family home transactions in the US.

Our investments in our platform have enabled an agile and low cost operating system that allows us to scale up and down gracefully across seasons and cycles. In the first half of the year, approximately 40% of our home operations tasks were carried out by third-party operators, which gives us the flexibility to adapt to macro conditions and adjust our costs commensurate with volume expectations over the balance of the year. Furthermore, our centralization of tasks previously handled by local operators, such as home assessment review and vendor sourcing, has enabled us to shift an increasing amount of back-office work to our offshore teams. This not only drives structural cost improvements, but also accelerates our turnaround times while maintaining our high quality standards.

In summary, the second quarter completed an exciting first half of the year for Opendoor. We have made significant progress against our strategic goals and are encouraged by the early success of our new initiatives. We also recognize that the months ahead will require us to take decisive action and continuously adjust as market conditions evolve. We are ready and well-positioned with our responsive pricing strategies, flexible operating model, low cost structure, and strong balance sheet to navigate near-term volatility and invest in the future of our platform.

Opendoor Exclusives


10:17
opendoor.com
Gallery
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Off-market homes you can't find
anywhere else
Skip the bidding wars. Self-tour and buy off-market homes at exclusive prices. We even offer an Appraisal Price Match Guarantee.
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Currently only available in Austin, Houston, and Dallas-Fort Worth, TX
New homes dropped daily

Total Markets

51

7

($ in millions) 2Q22 was another outstanding quarter for Opendoor. Growth continued to be robust, while Contribution Profit and Adjusted EBITDA reached all-time highs and exceeded expectations. As we look ahead, the housing market is evolving rapidly. We are focused on dynamically managing inventory health, risk, and resale performance in the second half of the year, while remaining steadfast in pursuit of our long-term mission and goal of building a profitable, generational company. GROWTH In the second quarter, we delivered $4.2 billion of revenue, representing 254% growth year-over-year. We sold 10,482 homes in 2Q, which is over three times the number of units sold in 2Q21. Alongside unit growth, revenue per home sold was also up 18% versus the prior year. During the quarter, we saw a marked change in momentum in the overall housing market with increases in mortgage rates and slowing sell-through of homes. We saw sequential declines in our resale volumes in May and June as rising rates impacted housing affordability. On the acquisition side, we purchased 14,135 homes in the second quarter, up 66% versus 2Q21 and up 57% versus the prior quarter. UNIT ECONOMICS We opportunistically leaned into market strength early in the quarter and delivered unit margins that exceeded our expectations. GAAP gross profit was $486 million and 11.6% of revenue in 2Q22, versus $159 million and 13.4% of revenue in 2Q21. Adjusted gross profit was $556 million and 13.2% of revenue in 2Q22, versus $160 million and 13.5% of revenue in 2Q21. Contribution Profit reached an all-time high at $422 million in the quarter, up 230% versus 2Q21. Contribution Margin was 10.1% versus 10.8% in 2Q21. As expected, our Contribution Margin grew over 1Q22, reflecting the increased conservatism that we have been embedding into our offers via higher spreads since the fall of last year and a decision to prioritize the capture of additional margin in the first half of the year in response to increasing market volatility. 8 2Q21 3Q21 4Q21 1Q22 2Q22 Financial Highlights 2Q22 Revenue $4.2 billion $1,186 $2,266 $3,822 $4,198 2Q22 Gross Profit $486 million 2Q22 Contribution Profit $422 million $5,151

NET INCOME AND ADJUSTED EBITDA GAAP net loss was ($54) million in 2Q22 versus ($144) million in 2Q21. As a percent of revenue, GAAP net loss was (1.3%) in 2Q22 versus (12.1%) in 2Q21. Adjusted Net Income reached an all-time high of $122 million or 2.9% of revenue in 2Q22, versus $3 million or 0.2% of revenue in 2Q21. This is a good proxy for operating free cash flow as it isolates the operating performance of our business from changes in home inventory that are primarily funded through our non-recourse, asset-backed debt facilities. Adjusted EBITDA was $218 million in 2Q22 compared to $25 million in 2Q21. As a percentage of revenue, Adjusted EBITDA was 5.2% in 2Q22 versus 2.2% in 2Q21. Adjusted EBITDA came in above our expectations due to outperformance on unit margins, which provided incremental leverage against our operating expense base. INVENTORY We ended 2Q with 17,013 homes in inventory on our balance sheet, representing $6.6 billion in value. As of June 30, 2022, 5% of our homes were listed on the market for more than 120 days, compared to 14% of the homes in the overall market, adjusted for our buy-box. This compares to 7% of our homes at more than 120 days on market at the end of 1Q22. CASH AND FINANCING AVAILABILITY We ended the second quarter with $2.5 billion in cash, cash equivalents, and marketable securities (equivalent to ~$4 per share). Additionally, we have $11.3 billion of financing availability across our non-recourse, asset-backed facilities. We believe that our financing structure, combined with our strong cash balance, provides us with significant financial flexibility and liquidity to support our inventory levels and navigate this period of macro uncertainty. HOUSING MACRO The second quarter marked a rapid change in the overall macro outlook. In response to a spike in inflation expectations, the Fed raised rates aggressively. This resulted in the largest quarter-on-quarter increase in 30-year fixed mortgage rates since Financial Highlights 2Q22 Adjusted EBITDA Margin 5.2% 2.2% 1.5% 0.0% 5.2% 2Q21 3Q21 4Q21 1Q22 2Q22 2Q22 Adjusted Net Income 2.9% 2Q21 3Q21 4Q21 2Q22 2Q22 1.9% 0.2% (0.8%) (2.1%) 2.9% 3.4% 2Q22 Cash, Cash Equivalents, and Marketable Securities $2.5 billion

1980, as it moved from an average of 3.8% during Q1 to an average of 5.3% in Q2. In response to these macro shifts, we saw a significant pullback in home buyer demand, which translated through to a slowdown in both home price appreciation (HPA) and transaction velocity. While we had anticipated a slowdown in the housing market from peak levels, the rate of deceleration in HPA was steeper than expected. We typically observe month-over-month HPA to be zero or slightly negative in the back half of the year given housing seasonality. In contrast, the speed with which it got there this year from peak levels early in Q2 was faster than our expectation and sharper than typical seasonal home price declines. For example, we saw one-month HPA (non-seasonally adjusted, weighted by Opendoor’s markets) move from approximately 300 basis points per month in early May to negative 100 basis points in mid July. We are beginning to observe a flattening out of the month-over-month change in HPA and may continue to see HPA trend in line with normal seasonal patterns for the remainder of the year. With respect to home sales and purchases, while the absolute level of transactions has reverted back to 2018 and 2019 levels, the rate of change was equally swift. That being said, there is still velocity of transactions and homes are still selling, but less quickly than in early Q2. GUIDANCE Given the annual seasonality pattern to home prices, we historically have realized higher margins in the first half of the year and lower margins in the second half of the year. However, due to broad market movements from softening demand, our 2H22 performance will also reflect the transition in housing to lower transaction velocity, lower HPA, and longer holding times beyond typical seasonal trends. Against this backdrop, we have moved decisively to prioritize inventory health and risk management, focusing on pricing adjustments to sell homes expeditiously and to position new acquisition cohorts to deliver margins in line with our expectations. To that end, we made three key pricing decisions over the second quarter: 10 Financial Highlights Key Objectives for 2H22 Risk management and inventory health

First, we substantially increased the spreads we charged on acquisition offers starting in May. However, given how quickly our spreads increased, and the time lag between original offer and acquisition close, we saw a gap between the spreads we were charging at these two time periods on specific cohorts of homes. We made the strategic decision to close on those homes and to not re-price or cancel contracts in the quarter. We believe this is a critical brand investment that will pay dividends for years to come. Second, we adjusted down listed prices on our inventory to stay in line with the market, leveraging real-time market signals paired with our home-level pricing optimization. It is worth noting that we are selling into a market where there is still persistent buyer demand with absolute transaction levels consistent with 2018 and 2019. Notwithstanding, these price reductions will impact our contribution margins beyond the typical impact of seasonality - our decision to prioritize the capture of additional margin in the first half of the year gives us additional flexibility to take such actions in the second half. Finally, as a matter of prudent risk management, we have persisted with substantially higher spreads for new acquisition cohorts, which, combined with lower marketing spend, will reduce our acquisition volumes as the market shifts. We expect these newer acquisition cohorts to perform well and deliver attractive margins, in line with our underwriting targets. One of the structural advantages of our business model is its responsiveness and adaptability to changing market conditions - as the housing market stabilizes, we plan to resume a higher pace of acquisitions. In the meantime, the inflow of fewer newly acquired homes will shift our resale mix to longer-dated homes that are typically lower margin. In addition to these actions, we are aggressively managing down our operating expenses through the balance of the year. This will primarily be driven by flexing down third-party capacity that we have built into our operations and focusing marketing spend on our most efficient channels. We retain the ability to quickly re-ramp this capacity once we resume higher acquisition growth. 11 Financial Highlights

Our third quarter guidance reflects the impact of these actions, as well as the wider range of outcomes that could arise given uncertain market conditions: ● Revenue is expected to be between $2.2 and $2.6 billion ● Adjusted EBITDA1 is expected to be between ($175) and ($125) million ● Stock-based compensation is expected to be in the range of $60 to $65 million As the housing market transitions from historic highs, we are acting quickly and decisively to manage risk and the overall health of our inventory, while continuing to stand by our customers and build the platform that will transform how homes are transacted for decades to come. 12 Financial Highlights 1. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. 3Q22 Adjusted EBITDA1 Guidance ($175) to ($125) million 3Q22 Revenue Guidance $2.2 to $2.6 billion

13Raleigh-Durham, NC Eric Wu, Co-Founder & CEO Carrie Wheeler, CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on August 4, 2022 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. August 4, 2022 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ OpendoorHQ / Opendoor Company / Opendoor-com investor.opendoor.com

15 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, business strategy and plans, market opportunity and expansion and objectives of management for future operations. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “will”, or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward- looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this shareholder letter, including but not limited to our public securities’ potential liquidity and trading; our ability to raise financing in the future; our success in retaining or recruiting, or changes required in, our officers, key employees or directors; the impact of the regulatory environment and complexities with compliance related to such environment; various factors relating to our business, operations and financial performance, including, but not limited to, the impact of the COVID-19 pandemic on our ability to grow market share; our ability to respond to general economic conditions, and the health of the U.S. residential real estate industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption "Risk Factors" in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022, and our other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 16 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit, Contribution Profit, Contribution Profit After Interest, Adjusted Net (Loss) Income, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest, which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including senior interest costs attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a given period. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 17 Definitions

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit / Margin We calculate Contribution Profit as Adjusted Gross Profit, minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort. Contribution Profit / Margin After Interest We define Contribution Profit After Interest as Contribution Profit, minus interest expense under our non-recourse asset- backed senior debt facilities incurred on the homes sold during the period. This may include interest expense recorded in periods prior to the period in which the sale occurred. Our asset-backed senior debt facilities are secured by our real estate inventory and cash. In addition to our senior debt facilities, we use a mix of debt and equity capital to finance our inventory and that mix will vary over time. We expect to continue to evolve our cost of financing as we include other debt sources beyond mezzanine capital. As such, in order to allow more meaningful period over period comparisons that more accurately reflect our asset performance rather than our evolving financing choices, we do not include interest expense associated with our mezzanine term debt facilities in this calculation. Contribution Margin After Interest is Contribution Profit After Interest as a percentage of revenue. We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when burdened with the cost of senior financing. 18 Definitions

19 Adjusted Net Income (Loss) and Adjusted EBITDA We also present Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non- recurring, non-cash, not directly related to our revenue-generating operations or not aligned to related revenue. Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net Income (Loss) as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, warrant fair value adjustment, and intangibles amortization expense. It also excludes non-recurring gain on lease termination, payroll tax on initial RSU release, and legal contingency accrual and related expenses. Adjusted Net Income (Loss) also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Income (Loss) does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Definitions

20 Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 REVENUE $ 4,198 $ 1,186 $ 9,349 $ 1,933 COST OF REVENUE 3,712 1,027 8,328 1,677 GROSS PROFIT 486 159 1,021 256 OPERATING EXPENSES: Sales, marketing and operations 276 97 552 166 General and administrative 137 190 238 412 Technology and development 41 24 81 75 Total operating expenses 454 311 871 653 INCOME (LOSS) FROM OPERATIONS 32 (152) 150 (397) WARRANT FAIR VALUE ADJUSTMENT — 24 — 9 INTEREST EXPENSE (89) (16) (157) (27) OTHER INCOME (LOSS) – Net 4 — (18) 1 LOSS BEFORE INCOME TAXES (53) (144) (25) (414) INCOME TAX EXPENSE (1) — (1) — NET LOSS $ (54) $ (144) $ (26) $ (414) Net loss per share attributable to common shareholders: Basic $ (0.09) $ (0.24) $ (0.04) $ (0.72) Diluted $ (0.09) $ (0.24) $ (0.04) $ (0.72) Weighted-average shares outstanding: Basic 624,958 588,374 622,064 576,941 Diluted 624,958 588,374 622,064 576,941 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share amounts which are presented in thousands, and per share amounts) (Unaudited)

21 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) June 30, 2022 December 31, 2021 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 2,239 $ 1,731 Restricted cash 615 847 Marketable securities 233 484 Escrow receivable 56 84 Mortgage loans held for sale pledged under agreements to repurchase 12 7 Real estate inventory, net 6,628 6,096 Other current assets ($2 and $4 carried at fair value) 162 91 Total current assets 9,945 9,340 PROPERTY AND EQUIPMENT – Net 54 45 RIGHT OF USE ASSETS 43 42 GOODWILL 60 60 INTANGIBLES – Net 7 12 OTHER ASSETS 27 7 TOTAL ASSETS $ 10,136 $ 9,506 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 215 $ 137 Non-recourse asset-backed debt - current portion 3,362 4,240 Other secured borrowings 12 7 Interest payable 10 12 Lease liabilities - current portion 7 4 Total current liabilities 3,606 4,400 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 3,176 1,862 CONVERTIBLE SENIOR NOTES 956 954 LEASE LIABILITIES – Net of current portion 42 42 Total liabilities 7,780 7,258 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 627,033,133 and 616,026,565 shares issued, respectively; 627,033,133 and 616,026,565 shares — — Additional paid-in capital 4,092 3,955 Accumulated deficit (1,731) (1,705) Accumulated other comprehensive (loss) income (5) (2) Total shareholders’ equity 2,356 2,248 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 10,136 $ 9,506

22 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Six Months Ended June 30, 2022 2021 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (26) $ (414) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash used in operating activities: Depreciation and amortization  38 20 Amortization of right of use asset 4 4 Stock-based compensation 126 403 Warrant fair value adjustment — (9) Gain on settlement of lease liabilities — (5) Inventory valuation adjustment 90 1 Change in fair value of equity securities 25 — Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale (1) (2) Origination of mortgage loans held for sale (108) (83) Proceeds from sale and principal collections of mortgage loans held for sale 106 68 Changes in operating assets and liabilities: Escrow receivable 28 (32) Real estate inventory (622) (2,249) Other assets (80) (38) Accounts payable and other accrued liabilities 79 34 Lease liabilities (2) (10) Net cash used in operating activities (343) (2,312) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (20) (11) Purchase of marketable securities (28) (239) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 250 86 Purchase of non-marketable equity securities (25) (10) Proceeds from sale of non-marketable equity securities 3 — Capital returns of non-marketable equity securities 3 — Net cash provided by (used in) investing activities 183 (174) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from exercise of stock options 3 7 Proceeds from warrant exercise — 5 Proceeds from the February 2021 Offering — 886 Issuance cost of common stock — (29) Proceeds from non-recourse asset-backed debt 6,608 3,160 Principal payments on non-recourse asset-backed debt (6,162) (1,374) Proceeds from other secured borrowings 105 82 Principal payments on other secured borrowings (100) (65) Payment of loan origination fees and debt issuance costs (18) (2) Net cash provided by financing activities 436 2,670 NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 276 184 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 2,578 1,506 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 2,854 $ 1,690 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 145 $ 21 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 8 $ 6 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 2,239 $ 1,558 Restricted cash 615 132 Cash, cash equivalents, and restricted cash $ 2,854 $ 1,690

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT, CONTRIBUTION PROFIT AND CONTRIBUTION PROFIT AFTER INTEREST TO OUR GROSS PROFIT
(Unaudited)

(in millions, except percentages and homes sold, or as noted)	Three Months Ended					Six Months Ended June 30,	
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	2022	2021
Gross profit (GAAP)	$ 486	$ 535	$ 272	$ 202	$ 159	$ 1,021	$ 256
Gross Margin	11.6 %	10.4 %	7.1 %	8.9 %	13.4 %	10.9 %	13.2 %
Adjustments:							
Inventory valuation adjustment – Current Period(1)(2)	82	8	24	31	1	85	1
Inventory valuation adjustment – Prior Periods(1)(3)	(12)	(31)	(17)	—	—	(38)	—
Adjusted Gross Profit	$ 556	$ 512	$ 279	$ 233	$ 160	$ 1,068	$ 257
Adjusted Gross Margin	13.2 %	9.9 %	7.3 %	10.3 %	13.5 %	11.4 %	13.3 %
Adjustments:							
Direct selling costs(4)	(100)	(136)	(99)	(52)	(26)	(236)	(44)
Holding costs on sales – Current Period(5)(6)	(11)	(16)	(12)	(7)	(3)	(42)	(7)
Holding costs on sales – Prior Periods(5)(7)	(23)	(28)	(16)	(5)	(3)	(36)	(2)
Contribution Profit	$ 422	$ 332	$ 152	$ 169	$ 128	$ 754	$ 204
Homes sold in period	10,482	12,669	9,794	5,988	3,481	23,151	5,943
Contribution Profit per Home Sold (in thousands)	$ 40	$ 26	$ 16	$ 28	$ 37	$ 33	$ 34
Contribution Margin	10.1 %	6.4 %	4.0 %	7.5 %	10.8 %	8.1 %	10.5 %
Adjustments:							
Interest on homes sold – Current Period(8)(9)	(12)	(16)	(12)	(6)	(3)	(42)	(7)
Interest on homes sold – Prior Periods(8)(10)	(21)	(26)	(13)	(4)	(2)	(33)	(1)
Contribution Profit After Interest	$ 389	$ 290	$ 127	$ 159	$ 123	$ 679	$ 196
Contribution Margin After Interest	9.3 %	5.6 %	3.3 %	7.0 %	10.4 %	7.3 %	10.1 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

(8) This does not include interest on mezzanine term debt facilities or other indebtedness.

(9) Represents the interest expense under our asset-backed senior debt facilities incurred during the period presented on homes sold in the period presented.

(10) Represents the interest expense under our asset-backed senior debt facilities incurred during prior periods on homes sold in the period presented.

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OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET INCOME (LOSS)
AND ADJUSTED EBITDA TO OUR NET LOSS
(Unaudited)

	Three Months Ended					Six Months Ended June 30,	
(in millions, except percentages)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	2022	2021
Net (loss) income (GAAP)	$ (54)	$ 28	$ (191)	$ (57)	$ (144)	$ (26)	$ (414)
Adjustments:							
Stock-based compensation	59	67	71	62	164	126	403
Equity securities fair value adjustment[1]	3	22	16	(51)	—	25	—
Warrant fair value adjustment[1]	—	—	—	(3)	(24)	—	(9)
Intangibles amortization expense[2]	3	2	2	1	1	5	1
Inventory valuation adjustment – Current Period[3][4]	82	8	24	31	1	85	1
Inventory valuation adjustment — Prior Periods[3][5]	(12)	(31)	(17)	—	—	(38)	—
Gain on lease termination	—	—	—	—	—	—	(5)
Payroll tax on initial RSU release	—	—	—	—	5	—	5
Legal contingency accrual and related expenses	42	3	14	—	—	45	—
Other[6]	(1)	—	1	(1)	—	(1)	—
Adjusted Net Income (Loss)	$ 122	$ 99	$ (80)	$ (18)	$ 3	$ 221	$ (18)
Adjustments:							
Depreciation and amortization, excluding amortization of intangibles and right of use assets	12	9	9	8	7	21	16
Property financing[7]	76	58	62	38	12	134	19
Other interest expense[8]	13	10	10	6	4	23	8
Interest income[9]	(6)	—	(1)	—	(1)	(6)	(2)
Income tax expense	1	—	—	1	—	1	—
Adjusted EBITDA	$ 218	$ 176	$ 0.4	$ 35	$ 25	$ 394	$ 23
Adjusted EBITDA Margin	5.2 %	3.4 %	— %	1.5 %	2.2 %	4.2 %	1.2 %

(1) Represents the gains and losses on our financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Includes primarily gain or loss on interest rate lock commitments, gain or loss on the sale of available for sale securities, sublease income, and income from equity method investments.

(7) Includes interest expense on our non-recourse asset-backed debt facilities.

(8) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 convertible senior notes outstanding, and interest expense on other secured borrowings.

(9) Consists mainly of interest earned on cash, cash equivalents and marketable securities.

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